                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

The Board of Directors
MAF Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-83534) on Form S-8 of MAF Bancorp, Inc. of our report dated June 7, 2002, relating to the statements of net assets available for plan benefits of the Mid America Bank, fsb Employees' Profit Sharing Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2001, and the related schedules as of and for the year ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the Mid America Bank, fsb Employees Profit Sharing Plan.

                                  /s/ KPMG LLP

Chicago, Illinois
June 28, 2002

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